MASTER SERVICE AGREEMENT

                                 EXECUTION SHEET

This Master Agreement ("Agreement") is made and entered into by and among Aetna U.S. Healthcare Inc., on behalf of itself and all of its applicable affiliates (collectively, "Aetna USHC") (other than Human Affairs International, Incorporated ("HAI") and its subsidiaries), Magellan Health Services, Inc. ("Magellan") and HAI. As used in this Agreement, "Contractor" refers to HAI and its subsidiaries. As used in this Agreement, "Aetna USHC" may refer from time to time to Aetna U.S. Healthcare Inc. and its affiliated companies, collectively, including HAI and its subsidiaries prior to the Effective Date and excluding HAI and its affiliates after the Effective Date. Aetna USHC and Contractor are hereinafter sometimes referred to collectively as "Parties" and individually as a "Party".

The "Effective Date" of this Agreement shall be the date the transactions contemplated by the Stock Purchase Agreement dated as of August 5, 1997 between Aetna Insurance Company of Connecticut and Magellan Health Services, Inc. (the "Stock Purchase Agreement") are consummated, subject to any applicable regulatory approvals.

Aetna USHC and Contractor mutually desire to enter into an agreement whereby Aetna USHC and Contractor will provide access to and coordinate the provision of behavioral health care services to Members with the objective of delivering cost-effective, quality behavioral health care services.

This Agreement constitutes the complete and exclusive contract between the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral or written communications or proposals not expressly included herein.

In consideration of the mutual covenants and promises stated herein and other good and valuable consideration, the parties hereby enter into this Agreement. By executing this Agreement, the parties acknowledge and agree that they have reviewed all of the terms and conditions of this Agreement and intend to be legally bound by same.

Aetna U.S. Healthcare Inc.                Magellan Health Services, Inc.

By:  /s/ James H. Dickerson, Jr.          By:  /s/ Mac Crawford
     ------------------------------            ---------------------------------
      Name: James H. Dickerson, Jr.             Name: Mac Crawford
      Title: Vice President                     Title: Chairman, President & CEO
      Date: August 5, 1997                      Date: August 5, 1997

                                          Human Affairs International,
                                          Incorporated

                                          By:  /s/ Jack D. Williams
                                               ---------------------------------
                                                Name: Jack D. Williams
                                                Title: President & CEO
                                                Date: August 5, 1997

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This  Agreement  is entered  into by and between  Aetna USHC,  Magellan and HAI, which parties have signed the Execution Sheet attached hereto.

1.   Behavioral Healthcare Services

     A. Contractor provides, and manages the administration and utilization of, behavioral healthcare benefits in multiple jurisdictions throughout the United States. It is the intention of the Parties that all Members for which Aetna USHC compensates Contractor pursuant to
          Section 6 hereof will be serviced by or through Contractor. In the event that any services are provided to Members by Magellan or a subsidiary of Magellan (other than Contractor), such services will be deemed to be provided by Contractor for purposes of Section 7 of this Agreement. In addition, in the event that Contractor transfers to Magellan or a subsidiary of Magellan (other than Contractor) any Member who receives Managed Behavioral Health services, such Member shall be deemed to be a Member for purposes of Section 7 of this Agreement so long as such Member continues to receive Managed Behavioral Health services from Magellan or one of its subsidiaries. In the event that the product category known as "Managed Behavioral Health" is amended, changed, subdivided or combined with other categories of products or services without the intent of preventing the counting of increase in Managed Behavioral Health Members, and as a result of such action it becomes impossible or impracticable for the Parties to determine the number of Members receiving Managed Behavioral Health services, Contractor shall be deemed to have provided such services to not less than the number of such Members immediately prior to such event for purposes of Section 7 of this Agreement.

          Commencing on the Effective Date, Contractor shall provide the services described in Exhibits A [GENERIC HMO AGREEMENT] and B [NON-HMO AGREEMENT] hereto (collectively, the "Vendor Contracts") in the markets described in Schedules A [HMO MARKETS] and B [NON-HMO MARKETS], respectively, subject to the qualifications set forth in paragraphs B and C below.

     B. Aetna USHC and Contractor shall implement the Behavioral Health Care Service Agreements substantially in the form attached hereto as Exhibit A (the "HMO Agreement") for each of the markets identified in Schedule A on the Effective Date, subject to any applicable regulatory approvals and licensing requirements. It is understood and agreed that the form of HMO Agreement attached hereto may need to be modified in each market in a manner that is reasonably acceptable to Aetna USHC and Contractor to meet applicable regulatory requirements. The parties to the HMO Agreements shall be the applicable HMO subsidiary or affiliate of Aetna USHC on the one hand and Contractor or one of its affiliates on the other.

     C. Aetna USHC and Contractor (or Magellan) may, from time to time, mutually agree to enter into HMO Agreements in other geographic markets not identified on Schedule A.

     D. Aetna USHC and Contractor shall enter into the Behavioral Health Care Service Agreement substantially in the form attached hereto as Exhibit B (the "Non-HMO Agreement") on the Effective Date, subject to any applicable regulatory approvals. The Non-HMO Agreement shall govern the provision of services identified therein for Aetna USHC throughout the United States.


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     E.   In order to  provide  services  pursuant  to this  Agreement,  Network
          Providers  must  have  executed  individual   Participating   Provider
          Addendum attached to the applicable HMO Agreement. Contractor and all Network Providers will act as independent contractors of Aetna USHC in providing Covered Services to Members. Except as otherwise set forth in this Agreement, Aetna USHC shall not be liable for any provider's failure to properly perform health care services to any Member or fulfill his/her/its obligations under applicable provider contract.

     F. Network Providers who are HMO Network Providers shall participate in all Plans covering Members serviced by Contractor throughout the term of this Agreement, provided they continue to meet Aetna USHC's participation criteria.

     G. On an ongoing basis Contractor shall identify potential Network Providers who have agreed to participate in the Aetna USHC provider network and shall encourage such providers not currently participating with Aetna USHC to apply for participation with Aetna USHC. Aetna USHC agrees to accept for participation any such provider that meets Aetna USHC's applicable participation criteria and agrees to the terms and conditions required by this Agreement. It is understood by the parties, however, that an HMO Network Provider cannot provide services pursuant to this Agreement unless such provider participates in all Plans.


2.   Products/Publicity

     Aetna USHC shall have the primary responsibility for the advertising and marketing of all Plans. Neither Party may advertise, issue a press release or make any public written statement about the other Party or this Agreement without such other Party's prior written approval, which shall not be unreasonably withheld, provided that neither Party shall need the approval of the other Party for disclosure relating to this Agreement within the text of any periodic report (other than a press release) filed with the Securities and Exchange Commission ("SEC"), that both Parties recognize this Agreement may be filed with the SEC as an exhibit to an SEC report and that this Section shall not prohibit either Party from making any disclosure permitted by Section 17.A, B or C.


3.   Duties of Contractor and Magellan

     A. Magellan shall, and shall cause its subsidiaries (including HAI), to comply with their respective obligations of this Agreement and all Vendor Contracts (including the HMO Agreements and the Non-HMO Agreement) entered into pursuant to this Agreement.

     B. Contractor shall satisfy all regulatory and licensure requirements for the implementation and continued effectiveness of the HMO Agreements in all of the markets in which Contractor is providing services and for the implementation and continued effectiveness of the Non-HMO Agreement.

     C. Contractor shall comply with all federal and state laws in all material respects applicable to it related to this Agreement, the Vendor Contracts and the services to be provided thereunder, including, but not limited to statutes and regulations

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          related    to    fraud,    abuse,    discrimination,     disabilities,
          confidentiality, self-referral, false claims and prohibition of kick backs.

     D. Contractor shall use commercially reasonable best efforts to require that Network Providers properly provide the Covered Services of the applicable Plan.

     E. Contractor shall use commercially reasonable best efforts, in cooperation with Aetna USHC, to review, inform and educate Network Providers of all applicable Aetna USHC policies and procedures delivered to HAI.


4.   Duties of Aetna USHC

     A. Aetna USHC shall cause its affiliates located in the markets identified on Schedule A hereto to enter into and comply with the terms of the HMO Agreements and the Non-HMO Agreement for their particular markets, consistent with the provisions of Section 1 hereof.

     B. Prior to the Effective Date, Aetna USHC shall satisfy all regulatory and licensure requirements applicable to it for the implementation of the HMO Agreements in all of the markets identified on Schedule A hereto and for the implementation of the Non- HMO Agreement.

     C. Aetna USHC shall comply with all federal and state laws in all material respects applicable to it related to this Agreement and the Vendor Contracts.

5.     Provider Contracts/Network Rental Arrangement

     A. Aetna USHC understands and agrees that Contractor is in the midst of a recontracting effort to establish provider contracts directly with all of its participating providers, and that Contractor may not have completed this effort prior to the Effective Date. Aetna USHC agrees to use reasonable efforts to assist Contractor in such efforts. Contractor may therefore need to avail itself of a portion of Aetna USHC's behavioral health provider network for a period of time following the Effective Date. Aetna USHC hereby agrees to enter into a network rental arrangement (the "Network Rental Arrangement") with Contractor on terms and conditions that are reasonably satisfactory to both Parties (at no fee to Contractor) for a period of one year following the Effective Date. Unless prohibited by the applicable contract, the Network Rental Arrangement shall encompass all Aetna USHC behavioral health participating providers who or which do not have a direct contractual relationship with Contractor. Except for cause, Aetna USHC shall not terminate any contracts with any such participating providers until termination of the Network Rental Arrangement. Aetna USHC shall not, however, be obligated to renew any such contracts that expire. To the extent necessary to maintain the quality of Contractor's provider networks, the Parties may mutually agree to extend the six-month Network Rental Arrangement for such longer period of time as may be appropriate under the circumstances. Upon request, Contractor shall provide Aetna USHC with a mailing list of all behavioral health providers who have entered into any direct contracts of the type described above with Contractor, which will enable Aetna USHC to terminate existing provider contracts with Aetna USHC (where it deems appropriate).


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     B.   Subject to terms of the immediately  preceding  paragraph,  Contractor shall cooperate with Aetna USHC's efforts in the event Aetna USHC concludes it is desirable to terminate (or terminate its participation in) any behavioral health provider contracts to which Aetna USHC is a party, including but not limited to the three-party provider contracts entered into prior to the Effective Date and any contracts to which Aetna USHC and the provider are the sole contracting parties. Aetna USHC will use commercially reasonable best efforts to cooperate with and assist Contractor in enforcing contracts with Participating Providers utilized by Contractor pursuant to the Network Rental Agreement.

     C. Contractor shall indemnify and hold Aetna USHC harmless from all claims, obligations, liabilities or other causes of action (including costs and counsel fees) (collectively, "Claims") relating to the Network Rental Arrangement, behavioral health care services provided by Contractor or any Participating Provider or Participating Provider's commercial relationship with Contractor, except that Aetna USHC will not be indemnified for, and shall indemnify and hold Contractor harmless from, all Claims which arise from Aetna USHC's negligence or willful misconduct in performing its obligations under the Rental Network Agreement.


6.   Rates; Payment  Arrangements

     A. The rates for services provided under the HMO Agreements shall be as set forth in Schedule A.

     B. The rates for services provided under the Non-HMO Agreement shall be as set forth in Schedule B hereto.

     C. If (a) Aetna USHC changes the Covered Services or the level of care criteria applicable to a Plan, or implements a new Plan, which will (in Aetna USHC's or Contractor's reasonable actuarial estimate) result in $.05 or more change (either increase or decrease) in the total cost of Covered Services per Member per month under such Plan (or if no applicable Plan exists, under the most similar Plan) from the then total cost of the Covered Services then in effect (whether such addition results from a change in Plan structure or benefits or from a change in law or regulation), (b) Aetna USHC changes the co-payment or co-insurance requirements of a Plan which will, in Aetna USHC's reasonable actuarial estimate which is reasonably acceptable to Contractor, result in a material change in the utilization of Covered Services, (c) Aetna USHC implements any material changes in the policies and procedures applicable to Contractor (including any amendments to credentialing criteria, reporting obligations, etc) which will result in Contractor becoming obligated to perform a task it was otherwise not obligated to perform and the incurrence of a material increase in expense by Contractor's expense (which expense increase shall be demonstrable to Aetna USHC's reasonable satisfaction), or (d) an advance in technology materially lowers treatment costs, the Parties shall negotiate in good faith for a period of sixty (60) days to make appropriate increases or decreases (as appropriate) to the rates described in this Section 6. If the Parties are unable to agree upon such increases, the Parties shall resolve any dispute arising from such negotiation pursuant to Section 13 of this Agreement. If the Parties agree upon such increase or decrease in rates (whether through negotiations or through dispute resolution),

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          the changed rates shall be effective as of the first date on which the applicable event described above have occurred or occur. If the changed rates described above are not utilized during any period when such changed rates should have been utilized, the then-existing rates prior to such change in rates shall be utilized to pay Contractor and any adjustment thereto necessary to reflect the changed rates shall be applied retroactively. During any period in which any change in rates
          is  being  determined   pursuant  to  this  Section  (whether  through
          negotiations or through dispute resolution), Aetna USHC shall continue to pay to Contractor in accordance with the then-existing rates prior to such change, and upon determination of such changed rates and if the effective date of such change is prior to the date of such determination, any adjustment to the then-existing rates prior to such change shall be retroactively applied to such effective date.

     D. In the event that Aetna USHC's reversals of Contractor's clinical denials that are consistent with Company's standards, policies, procedures and criteria become in the aggregate materially burdensome to Contractor, Contractor may bring the resulting incremental cost increase issue to the Operating Committee pursuant to Sections 13.B. and 13.C of this Agreement.

7.   Contingent Payments

     A. Tranche 1 and Tranche 2 Payments. In respect of each Contract Year, Contractor shall promptly pay to Aetna USHC the "Tranche 1 Payments" and "Tranche 2 Payments" described below, if any, calculated in accordance with, and payable pursuant to the terms and conditions of, this Section 7.

     B. Certain Defined Terms. For purposes of this Section, the following terms shall have the following meanings:

          (i) "Aggregate Member Months" shall mean for any Contract Year (a) with respect to Tranche 1 Members, the total Member Months for all Tranche 1 Members during such Contract Year, and (b) with respect to Tranche 2 Members, the total Member Months for all Tranche 2 Members during such Contract Year.

          (ii)"Base Members" shall mean (a) with respect to Tranche 1 Members, the Tranche 1 Members as of the last day of the month immediately prior to the Effective Date (but in no event later than December 31, 1997), and (b) with respect to Tranche 2 Members, the Tranche 2 Members as of the last day of the month immediately prior to the Effective Date (but in no event later than December 31, 1997).

         (iii)"Contract Year" shall mean each of the twelve-month periods ending on the last day of the month in which the Effective Date takes place in 1998, 1999, 2000, 2001, and 2002. If the Effective Date shall be in 1998, the reference to Contract Years in this Section shall be one year later than as stated herein.

          (iv)"Equivalent Members" for any Contract Year shall be determined as follows, with respect to a designated category or categories of Members serviced by Contractor: (a) determine the Aggregate Member Months for

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               which  Contractor  provides  services to  designated  category or categories of Members  during the  applicable  Contract Year, and
               (b) divide by 12.

          (v) "FPR" shall mean the provision to Members of one or more products or services described in Schedule C hereto, regardless of the name of such product or service and regardless of the identity of the affiliate of Contractor offering or providing such product or service.

          (iii)"HMO" shall mean the provision to Members of one or more products or services described in Schedule D hereto, regardless of the name of such product or service and regardless of the identity of the affiliate of Contractor offering or providing such product or service.

          (iv)"Initial Contract Year" shall mean the Contract Year ending in 1998.

          (v) "Managed Behavioral Health" shall mean the provision to Members of one or more products or services described in Schedule E hereto, regardless of the name of such product or service and regardless of the identity of the affiliate of Contractor offering or providing such product or service.

          (vi)"Managed Choice" shall mean the provision to Members of one or more products or services described in Schedule F hereto, regardless of the name of such product or service and regardless of the identity of the affiliate of Contractor offering or providing such product or service.

          (vii)"Member" shall mean, for purposes of this Section 7 only, (a) any Member (as defined in Section 19.B of this Agreement) or (b) any member who receives Managed Behavioral Health services from Contractor (regardless of whether such member is a member of a Plan or a plan offered by an employer that is not a customer of Aetna USHC).

         (viii)"Member Months" shall mean, for each Member, the number of months for which Contractor provides services and is compensated under this Agreement or any Vendor Contract.

          (ix)"Tranche 1 Cumulative Incremental Members" shall mean, with respect to any Contract Year, (i) the number of Equivalent
               Members serviced by Contractor during such Contract Year for Tranche 1 Members, minus (ii) (A) for each Contract Year other than the Initial Contract Year, the number of Equivalent Members serviced by Contractor for Tranche 1 Members during the immediately preceding Contract Year or (B) for the Initial Contract Year, the Base Members.

          (x) "Tranche 2 Cumulative Members" shall mean, with respect to any Contract Year, (i) the Equivalent Members serviced by Contractor during such Contract Year for Tranche 2 Members, minus (ii) the Base Members.

          (xi)"Tranche 1 Members" shall mean Members for whom Contractor provides services in any of the following categories of products or services: Managed Choice, Managed Behavioral Health, and HMO (including conversions of individuals who are serviced only in the category referred to by Contractor as "Network" members into Managed Choice, Managed

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               Behavioral  Health,  and HMO Members,  but not conversions of FPR
               Members into such categories. In the event the names of any of the above service or product categories are changed or any of the above services or products are amended, changed or subdivided, the Member for whom Contractor provides such changed, amended or subdivided service or product shall be deemed Tranche 1 Members.

          (xii)"Tranche 2 Members" shall mean Members for whom Contractor provides products or services in the category of HMO (including conversions of service with respect to individuals who are serviced only by Contractor in the category referred to by Contractor as "Network" members, but not conversions of FPR Members into HMO Members). In the event the names of any of the above service or product categories are changed or any of the above services or products are amended, changed or subdivided, the Member for whom Contractor provides such changed, amended or subdivided service or product shall be deemed Tranche 2 Members.

          "Tranche 1 Multiplier" shall have the meaning set forth in Schedule H.

          (xi) "Tranche 2 Multiplier" shall have the meaning set forth in Schedule H.

          (xii)"Tranche 1 Payment" shall mean the aggregate amount payable to Aetna USHC pursuant to Section 7.C. with respect to Tranche 1 Members.

          (xiii)"Tranche 2 Payment" shall mean the aggregate amount payable to AUSHC pursuant to Section 7.C. with respect to Tranche 2 Members.

     C.  Tranche 1 Payment.

          (i) Upon the expiration of each Contract Year, the Tranche 1 Payment shall vest with respect to such Contract Year in an amount equal to the product of (i) the Tranche 1 Cumulative Incremental Members for such Contract Year and (ii) the Tranche 1 Multiplier for such Contract Year. For purposes of this Section 7.C., the vested amount of Tranche 1 Payment shall be zero with respect to any Contract Year in which the Tranche 1 Cumulative Incremental Members is a negative number.

          (ii)Within 30 days following the end of each Contract Year, a statement regarding the calculation of the Tranche 1 Payment for such Contract Year (the "Tranche 1 Statement"), including the supporting information regarding (A) the Aggregate Member Months for such Contract Year, (B) the Base Members and (C) the vested and unpaid amounts as of the applicable time and by each previous Contract Year and for such Contract Year (before and after any adjustment for such Contract Year pursuant to clause (iv) of this Section 7.C), shall be delivered in accordance with
     Section 7.E. below.

          (iii) Within 15 days after receipt by Aetna USHC of the Tranche 1 Statement in accordance with paragraph (ii) of this section 7.C. for each Contract Year, Contractor shall pay to Aetna USHC the lesser of (i) the vested portion of the Tranche 1 Payment for such Contract Year and the vested and unpaid amount relating to prior Contract Years as of the end of the immediately preceding

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     Contract  Year (after any  adjustment  for such  Contract  Year pursuant to clause (iv) of this Section 7.C) and (ii) $25,000,000. To the extent that the vested and unpaid portion of the Tranche 1 Payment exceeds $25,000,000, the Tranche 1 Payment remitted to Aetna USHC shall be deemed to have been paid first from any vested but unpaid amounts from previous Contract Years in order from the earliest Contract Year for which vested amounts remain unpaid to the most recent Contract Year at the time of such calculation. Except with respect to the Contract Year ending 2002, any vested but unpaid portion of the Tranche 1 Payment shall be available for payment to Aetna USHC in future Contract Years, subject to the provisions of paragraph (iv) of this Section 7.C. All vested but unpaid amount of Tranche 1 Payments shall expire following the payment of the Tranche 1 Payment in respect to the Contract Year ending in 2002, except as otherwise provided in clause
     (v) below. Notwithstanding anything herein to the contrary, in no event shall the aggregate Tranche 1 Payments to Aetna USHC hereunder exceed $125,000,000.

          (iv) In the event that the number of Tranche 1 Cumulative Incremental Members in respect to any Contract Year is a negative number due to a decrease in the number of Tranche 1 Cumulative Incremental Members for such Contract Year (as compared to the immediately preceding Contract Year), Aetna USHC will forfeit the right to receive a certain portion (which may be none or all) of the vested and unpaid amounts of the Tranche 1 Payment relating to preceding Contract Years in accordance with the following sentences. For purposes of this calculation, the vested and unpaid amount of the Tranche 1 Payment for all applicable Contract Years (the "vested and unpaid balance") will be converted to a number of Tranche 1 Members by dividing the vested and unpaid balance for each applicable Contract Year by the Tranche 1 Multiplier for such Contract Year and rounding to the nearest whole number and aggregating all such Tranche 1 Members (the resulting number being referred to as the "vested and unpaid Tranche 1 Members"). Once the vested and unpaid balance has been converted to the vested and unpaid Tranche 1 Members, Aetna USHC will forfeit the vested and unpaid Tranche 1 Members equal to the negative number of Tranche 1 Cumulative Incremental Members during the Contract Year for which the calculation is being made. The vested and unpaid Tranche 1 Members will be forfeited in the order of Contract Year from the earliest Contract Year for which the vested and unpaid Tranche 1 Members were converted. To the extent that one or more vested and unpaid Tranche 1 Members are remaining after the forfeiture resulting from the negative Tranche 1 Cumulative Incremental Members has been completed as described above, such vested and unpaid Tranche 1 Members will be converted back to vested and unpaid balance by multiplying the number of each portion of such remaining vested and unpaid Tranche 1 Members for each Contract Year by the Tranche 1 Multiplier for the Contract Year in which such vested and unpaid Tranche 1 Members originally vested. The resulting amount of vested and unpaid balance will be available for payment of the Tranche 1 Payment in accordance with clause
     (iii) above.

          (v) In the event that the aggregate Tranche 1 Payments paid to Aetna USHC in respect of all Contract Years is less than $125,000,000, Aetna USHC shall be eligible to earn such deficit amount from any vested but unpaid balance remaining after payment of Tranche 1 Payment in respect of the Contract Year ending 2002. In order to become eligible to receive such deficit amount, Aetna USHC must elect (by written notice to Contractor delivered no later than 45 days following the expiration of the Contract Year ending in 2002) to extend the term of this Agreement and all HMO Agreements and the Non-HMO Agreement for a term expiring the contract year ending in 2005 and on the terms and conditions which are in effect during the Contract Year expiring 2002. In the event that Aetna USHC makes such an election, Aetna USHC shall be eligible to receive vested and unpaid amount of Tranche 1 Payments (subject to the annual maximum payment of $25,000,000 and the aggregate maximum of $125,000,000) in respect of the extended contract years expiring in 2003, 2004 and 2005 on the same terms and conditions applicable (including eligibility, calculation and receipt mechanics) to Tranche 1 Payments in respect of Contract Years; provided that (a) in no event shall Aetna USHC be entitled to receive an amount in excess of the vested and unpaid balance at the end of Contract Year 2002 (after any adjustment for such Contract Year pursuant to clause (iv) of this Section 7.C) and (b) all vested and unpaid amount of Tranche 1 Payments shall expire upon the earlier of (i) the payment of aggregate Tranche 1 Payments of $125,000,000 or (ii) expiration of the Contract Year ending 2005.

          (vi) Contractor shall use "best efforts" (as defined below) to maintain and grow the Managed Behavioral Health business. For purposes of this clause, Contractor's "best efforts" shall include retaining at least the substantially same level of resources currently devoted to such business by Contractor and not increasing rates charged for such business by Contractor above the reasonable market rate, as reviewed and determined annually by the Operating Committee in accordance with Section 13.

D.   Tranche 2 Payment.

          (i) Upon the expiration of each Contract Year, the Tranche 2 Payment shall be an amount equal to the lesser of: (a) (I) the product of (A) the Tranche 2 Cumulative Members for such Contract Year and (B) the Tranche 2 Multiplier applicable to such number of Tranche 2 Cumulative Members, minus
     (II) the aggregate of the Tranche 2 Payments paid to Aetna USHC for all previous Contract Years and (b) $35,000,000. For purposes of this Section 7.D., this amount shall be zero with respect to any Contract Year in which the Tranche 2 Cumulative Members is a negative number.

          (ii)Within 30 days following the end of each Contract Year, a statement regarding the calculation of the Tranche 2 Payment for such Contract Year (the "Tranche 2 Statement"), including the supporting information regarding the Aggregate Member Months for such Contract Year and the Base Members, shall be delivered in accordance with Section 7.E. below.

          (iii) Within 15 days after receipt by Aetna USHC of the Tranche 2 Statement in accordance with paragraph (ii) of this section 7.D. for each Contract Year, Contractor shall pay to Aetna USHC in accordance with this
     Section 7 the amount of Tranche 2 Payment payable for such Contract Year calculated in accordance with clause (i) above. All rights to receive Tranche 2 Payment shall expire following the payment of the Tranche 2 Payment in respect to the Contract Year ending in 2002, except as otherwise provided in clause (iv) below. Notwithstanding anything herein to the contrary, in no event shall the aggregate Tranche 2 Payment to AUSHC hereunder exceed $175,000,000.

          (iv) In the event that the aggregate Tranche 2 Payments paid to Aetna USHC in respect of all Contract Years is less than $175,000,000, Aetna USHC shall be eligible to earn such deficit amount. In order to become eligible to receive such deficit amount, Aetna USHC must elect (by written notice to Contractor delivered no later than 45 days following the expiration of the Contract Year ending in 2002) to extend the term of this Agreement and all HMO Agreements and the Non-MHO Agreement for a term expiring in the contract year ending in 2005 and on the terms and conditions which are in effect during the Contract Year expiring 2002. In the event that Aetna USHC makes such an election, Aetna USHC shall be eligible to receive the remaining Tranche 2 Payments (subject to the annual maximum of $35,000,000 and the aggregate maximum of $175,000,000) in respect of the extended contract years expiring in 2003, 2004 and 2005 on the same terms and conditions applicable (including eligibility, calculation and receipt mechanics) to Tranche 2 Payments in respect of Contract Years; provided that all rights to receive Tranche 2 Payments shall expire upon the earlier of (i) payment of the aggregate Tranche 2 Payments of $175,000,000 or (ii) expiration of the contract year ending 2005.

     E. Annual Statements. Prior to the Effective Date, the Operating Committee shall determine the process by which the Tranche 1 and 2 Statements (including the methodology by which Members will be counted for purposes of Section 6 and 7, with the purpose of making minimal changes from the existing methodology for counting Members) will be prepared and delivered to each Party in accordance with Sections 7.C(ii) and 7.D(ii). During the 30-day period following expiration of each Contract Year, the Operating Committee shall endeavor to agree upon and submit to Aetna USHC and Contractor a proposed Tranche 1 Statement and Tranche 2 Statement. If the Operating Committee is unable to agree upon any such Statement, the Parties agree to resolve their differences in accordance with Section 13. If the differences among the members of the Operating Committee are resolved pursuant to
          Section 13, the Tranche 1 and Tranche 2 Statements shall be delivered to Aetna USHC and Contractor pursuant to such resolution, which shall be binding upon both Parties. Notwithstanding any objection raised by either Party pursuant to this Section E., Contractor shall deliver the undisputed amount due hereunder to Aetna USHC in accordance with
          Section 7.C(iii) or 7.D(iii), as the case may be.

     F. If any Tranche 1 or 2 Payment is due hereunder on a non-business day, such Payment shall be due and payable on the immediately following business day.

     G. From the Effective Date until the end of Contract Year ending 2002, Aetna USHC agrees not to utilize any vendor (i) for servicing of any FPR Members serviced by Contractor (other than any FPR Members covered by Plans acquired by Aetna USHC or one of its affiliates through purchase of stock or assets, or merger, consolidation or joint venture with another entity, or any other similar transaction) or (ii) for servicing of HMO and Managed Choice Members which would have the result of Aetna USHC not achieving any portion of Tranche 1 Payment or Tranche 2 Payment for any Contract Year, provided further that the Parties agree that this Section G shall not prohibit Aetna USHC from having any Member (as defined in Section 19.B of this Agreement) serviced by any vendor pursuant to any provider arrangements with integrated delivery systems or any existing contractual commitments of Aetna USHC as of the Effective Date. This Section G shall not apply to any market in which Contractor is unable to serve Members (whether due to contractual, licensure, legal or regulatory restrictions or any other reason). During each Contract Year, when and if Aetna USHC knows that it has achieved sufficient number of Tranche 1 Members and Tranche 2 Members to be entitled to full payment of Tranche 1 Payment and Tranche 2 Payment for such Contract Year, Aetna USHC will so inform Contractor. During the same period, Aetna USHC agrees to use commercially reasonable best efforts to encourage its customers to be serviced by Contractor for Managed Behavioral Health services.

     H. Prior to the Effective Date, the Parties shall use best efforts to negotiate an agreement regarding Members covered by Plans (including the valuation method for such covered Members) acquired by Aetna USHC or one of its affiliates through purchase of stock or assets, or merger, consolidation or joint venture with another entity, or any other transaction (except any such transaction that are immaterial to Aetna USHC) during the term of this Agreement, which the Parties will refer to as "Tranche 3 Members" and "Tranche 3 Payments". Unless adverse to either Party, the Parties shall amend and restate this Agreement to reflect the agreement described above.


8.     Corporate Governance

     A. Magellan shall take such action as shall be necessary so that, on the date hereof or such later date as Aetna USHC shall designate, the Aetna USHC Representative(s) (as defined below) shall be appointed to the Board of Directors of Magellan (the "Magellan Board") at the next annual meeting of Magellan's stockholders for a term in office expiring three years thereafter. If no vacancy exists at the Magellan Board at the time of such appointment, the Aetna USHC Representative(s) shall have a right to participate (with no voting power) at the Magellan Board meetings following the Effective Date until the Aetna USHC Representative(s) is duly elected by the stockholders. During the term of this Agreement (including any extensions or renewals thereof), Magellan shall (i) include the Aetna USHC Representative(s) in the slate of nominees recommended by the Magellan Board for election as directors at each applicable meeting of stockholders of Magellan, commencing with the next meeting of stockholders, to the Magellan Board (unless Aetna USHC no longer wishes to have the Aetna USHC Representative(s) serve on such board), and (ii) unless otherwise instructed by the shareholder in the proxy card, cause the shares for which Magellan's management or Board of Directors holds proxies or is otherwise entitled to vote (other than shares individually owned by Magellan's management or members of the Magellan Board in their individual capacity) to be voted in favor of the election of the Aetna USHC Representative(s). For purposes of this Agreement, the "Aetna USHC Representative(s)" means such person(s) as may from time to time be specified by Aetna USHC, and reasonably acceptable to Magellan (who will initially be Daniel S. Messina) to serve as Aetna USHC's representative(s) on the Magellan Board, the number of such person(s) to be equal to the aggregate number of person(s) that are appointed by or represent any Blue Cross or Blue Shield plan or its affiliates on the Magellan Board. If, at any time, an Aetna USHC Representative no longer continues to serve as a director on the Magellan Board for any reason (including, without limitation, resignation, death or disability), at the request of Aetna USHC, Magellan shall use its best efforts to ensure that such vacancy shall be filled by another Aetna USHC Representative.

     B.   Magellan agrees to pay the Aetna USHC  Representative(s)  the standard
          Magellan   Board   compensation   and   benefits(including,    without
          limitation, all travel, lodging and other related expenses).

     C. Notwithstanding the foregoing, Magellan agrees that if, at any time, Blue Cross and Blue Shield of New Jersey, Inc., Health Care Service Corporation, Pierce County Medical Bureau, Inc., Independence Blue Cross or any other Blue Cross or Blue Shield plan or any of their respective successors, assigns, transferees, affiliates or subsidiaries shall possess any rights with respect to representation or participation on the Magellan Board, any committee thereof to which the full powers of the Board (such as the executive committee or the administrative committee, if any) are delegated or on the Board of Directors of Contractor, Aetna USHC shall be promptly notified of such rights and (upon Aetna USHC's request) shall be granted rights that are no less favorable with respect to such representation or participation. In addition, Magellan shall not take any action that will significantly reduce the rights of Aetna USHC Representative(s) as member(s) of the Magellan Board, any committee thereof or the Board of Directors of Contractor (in comparison to the other members thereof).

     D. Upon date of termination of this Agreement in accordance with the provisions hereof, unless superseded or succeeded by a similar agreement, the Aetna USHC Representative(s) shall resign from the Magellan Board.

9.   Term and Termination

     A. This Agreement shall be effective for a term of six (6) years from the Effective Date and for an additional two (2) years thereafter if Aetna USHC delivers the notice of extension contemplated by Section 7.C(v) or 7.D(iv) hereof. This Agreement may not be terminated by either Party hereto except as expressly stated in this Section 9.

     B. An "Event of Default" shall be deemed to have occurred under this Agreement with respect to any Party in the event that:

         (i) (A) such Party fails to perform any material obligation of such Party under this Agreement or breaches any obligation of such Party under this Agreement having a material adverse effect on the business of the other Party, including the health and safety of Members, taken as a whole, or (B) such Party causes an event of default under or a breach of the Non-HMO Agreement and the other Party terminates the Non-HMO Agreement in accordance with the termination provisions thereof;

         (ii) the direct or indirect acquisition by an entity that is a direct competitor of Aetna USHC (with respect to the businesses or practices prohibited by Section 11 of this Agreement) of a controlling interest in Magellan or Contractor;

         (iii)the suspension or disbarment of Contractor from participation in the Medicare or Medicaid programs unless Magellan or a subsidiary of Magellan that is reasonably acceptable to Aetna USHC and has the necessary license continues to provide the same services that Contractor can no longer provide due to such suspension or disbarment;

          (iv) the filing by such Party of a petition under Chapter 7 under the federal Bankruptcy Code;

          (v) the filing by such Party of a plan of reorganization under Chapter 11 of the federal Bankruptcy code in which the required parties have formally approved a plan of reorganization prior to the filing of the bankruptcy petition and without participation by the other Party;

          (vi) the termination by either Party of this Agreement without cause;

          (vii)the closing, termination or substantial elimination by Contractor of any line of its behavioral healthcare business required to service the Tranche 1 Members; or

          (viii) the termination without cause by Contractor of (A) the HMO Agreements covering more than 50% of the Members as of the Effective Date or (B) the Non-HMO Agreement;

          provided, that if any event described above is curable, no such event shall be deemed to constitute an "Event of Default" unless the Party causing the event shall fail to remedy such event within a period of ninety (90) days after the other Party shall have given the Party causing the event a written notice of default and further provided further that if the nature of the event requires more than ninety days to cure and the Party causing the event has substantially completed such cure within the ninety day period and continues diligently to pursue such cure, such cure period shall be extended for up to an additional 90 day period to permit the breaching Party to complete such cure. In the Event of Default by Magellan or Contractor, Aetna USHC shall receive credit for purposes of Section 7 of this Agreement any Members or Member Months decreased or lost as a result of such Event of Default during the cure period. In the event of any suspension, withdrawal, expiration, non-renewal or revocation of any state or local license, certificate, approval or authorization of
          Contractor or the indictment, arrest, charge or conviction of Contractor or any of its senior officers (in connection with providing services on behalf of Contractor) for any felony related to moral turpitude or professional practice related to this Agreement, Aetna shall not have a right to terminate this Agreement, provided that Aetna USHC shall receive credit for purposes of Section 7 of this Agreement any Members or Member Months decreased or lost as a result of such event.

     C. Upon the occurrence of an Event of Default with respect to a Party (Aetna USHC on the one hand and Magellan or Contractor on the other hand), the other Party shall be entitled to terminate this Agreement upon with notice to the Party causing the Event of Default. If under either an HMO Agreement or the Non-HMO Agreement a breach or an event of default occurs and such breach or event of default applies both Agreements, the non-breaching Party shall treat the breach or event of default in the same manner under both Agreements. Notwithstanding anything to the contrary herein, in the event of a termination of the Agreement by Aetna USHC pursuant to clauses (iv) through (viii) above (but not clauses (i) through (iii) above), Aetna USHC shall be entitled to receive as liquidated damages (and in lieu of any other remedy available at law or in equity, except that Aetna USHC shall be entitled to any indemnification rights arising under Section 16 not as a result of an Event of Default described in clause (iv) through
          (viii) above) the remaining amount which would have been payable to Aetna USHC under Section 7 of this Agreement (as if all of Aetna

          USHC's  obligations for Tranche 1 and Tranche 2 Payments  described in
          Section 7 from the date of termination through the Contract Year ending 2002 had been satisfied (which shall be $300,000,000 minus the amount of Tranche 1 Payment and Tranche 2 Payment paid to Aetna USHC prior to such time minus the amount of Tranche 1 Payment and Tranche 2 Payment forfeited by Aetna USHC prior to such time)), which shall be payable in accordance with the scheduled time of payment under Section 7 (except that all such amounts shall be payable at the time of such termination if the Agreement is terminated pursuant to clause (iv) or
          (v) above).  In the event of any such  termination  pursuant to clause
          (i) through (iii) above, the non- breaching Party shall be entitled to pursue any remedy available at law or in equity.

     D. In the event any amount due under Section 7 of this Agreement is in dispute, the amount in dispute shall be paid to an escrow agent in an interest bearing account pursuant to the terms and conditions of an escrow agreement to be entered into prior to the first anniversary of the Effective Date. The escrowed amount plus accrued interest shall be payable to the appropriate party by the escrow agent upon final adjudication of the dispute in accordance with the escrow agreement.

     E. Magellan shall provide a guaranty of all obligations of Contractor under this Agreement substantially in the form of the Guaranty attached hereto as Exhibit C.

     F. The Parties hereto expressly waive any rights to set-off any amount or payment due hereunder or any Vendor Contract that any Party may have under law or equity.


10.  Relationship of Parties

     None of the provisions of this Agreement is intended to create, nor shall be deemed or construed to create, any relationship between the Parties hereto other than that of independent entities contracting with each other hereunder solely for the purpose of effecting the provisions of this Agreement. Neither of the Parties herein, nor any of their respective employees, shall be construed or represent themselves to be the agent, employee, servant, employer or representative of the other. This Agreement is not a joint venture between the Parties.

11.  Restrictive Covenants

     Contractor, Magellan and its wholly-owned subsidiaries agree that during the term of this Agreement, Contractor, Magellan and its wholly-owned subsidiaries shall not directly or indirectly enter into or engage in the ownership, management, operation or control of any entity which is a managed care entity offering full health care benefits. Notwithstanding anything to the contrary set forth in the preceding sentence, Contractor, Magellan and its wholly-owned subsidiaries may engage in and own, manage, operate or control any entity engaged in current activities, which are integrated delivery system services, specialty/limited health service managed care, third party administration of specialty/limited health care services, disease management, utilization management, network management, care management or specialty/limited health care provision/administration for government agencies, HMO's or insurers.

12.  Cooperation of the Parties

     A. Contractor and Aetna USHC will maintain an effective liaison and close cooperation with each other to (a) maximize the mutual benefits of their relationship, (b) enhance the quality of behavioral health services provided to Members and (c) foster working relationships with network behavioral health providers.

     B. Each Party will exchange such financial information, Member demographics, encounter and clinical data necessary for the other Party to perform its obligations under this Agreement. Such information will be exchanged electronically to the extent feasible to both Parties. In addition, each Party agrees to provide the other Party reasonable access to the data (which, in the case of Contractor, is derived from those systems described in Schedule G), at no additional cost charged to the other Party, which are necessary for the other Party to perform its obligations hereunder, subject to the confidentiality obligations set forth in this Agreement. The Parties acknowledge and agree that (i) Aetna USHC intends to modify, at its cost, the means by which Aetna USHC provides data to Contractor under this Agreement (including those that are derived from the systems described in Schedule G), and (ii) Contractor shall make all necessary modifications to its system(s), at its cost, to administer its business on a stand-alone basis within the time period specified below. Prior to the Effective Date, the Parties will develop a plan to implement such changes. Each Party shall use commercially reasonable best efforts to implement such plan and to complete its respective obligations under such plan within nine months after the Effective Date and shall in no event complete its obligations under such plan later than fifteen months after the Effective Date. As soon as practicable after the date hereof, Aetna USHC will provide to Contractor a list indicating the priority in which it requests Contractor to implement the changes described in clause (i) above. Aetna USHC will consult with Contractor in the process of preparing this list. Contractor agrees to make good faith efforts to follow Aetna USHC's priority list.


13.  Agreement Administration/Dispute Resolution

     A. The Parties shall designate an Operating Committee to oversee the operation of this Agreement and the related Vendor Contracts. The Operating Committee shall consist of equal numbers of representatives from each Party. The Operating Committee shall meet no less frequently than annually. The Operating Committee shall act or make recommendations by unanimous consent.

     B. If any dispute or controversy shall arise under this Agreement or any of the Vendor Contracts, the parties shall make good faith efforts to resolve the dispute or controversy through negotiations within the Operating Committee.

     C. If the Operating Committee is unable to resolve such dispute or controversy within 60 days, the Operating Committee shall request in writing the President of each Party to resolve the dispute. If the President of each Party are unable to resolve such disputes or controversy within 30 days after the matter is referred to the Presidents, either party, after such period (but in no event prior to the expiration of such period), shall be entitled to bring an action at law or equity in a court of competent jurisdiction, except that this Section shall not prohibit either Party from bringing any equitable action at any time if a delay in bringing such action could result in irreparable harm to such Party.



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14.  Use of Name

Contractor consents to the use of its name and other identifying and descriptive material in provider directories and in other materials and marketing literature of Aetna USHC in all formats, including, but not limited to, electronic media. Contractor shall not use Aetna USHC's names, logos, trademarks or service marks in marketing materials or otherwise, except as provided in this Agreement or any Vendor Agreement, without Aetna USHC's prior written consent.

15.  Interference with Contractual Relations

Contractor shall not: (a) counsel or advise, directly or indirectly, payors, sponsors or other entities who are currently under contract with Aetna USHC or any Affiliate to cancel, modify, or not renew said contracts; (b) impede or otherwise interfere with negotiations which Aetna USHC or an Affiliate is conducting for the provision of Plans; or (c) use or disclose to any third party membership lists acquired during the term of this Agreement for the purpose of directly or indirectly soliciting individuals who were or are Members or otherwise to compete with Aetna USHC or any Affiliate. Nothing in this Section is intended or shall be deemed to restrict any communication between a Participating Provider and a Member determined by the Participating Provider to be necessary or appropriate for the diagnosis and care of the Member. This Section shall survive the termination of this Agreement. In the event of a breach or a threatened breach of this Section by Contractor, Aetna USHC shall have the right of specific performance and injunctive relief in addition to any and all other remedies and rights at law or in equity, and such rights and remedies shall be cumulative. Nothing in this Section is intended to prohibit Contractor from conducting activities permitted under Section 11.

16.  Indemnification

Each Party agrees to indemnify and hold the other Party harmless against any and all claims, losses, liabilities, expense and costs (including reasonable attorneys' fees) (collectively, "Damages") arising from any of the services (which, in the case of Contractor, shall include all of the services delegated from Aetna USHC to Contractor under this Agreement, any of the Vendor Contracts or any other agreement mutually entered into, except Damages resulting in whole or in part from negligence or willful misconduct on the part of Aetna USHC) performed by the indemnifying party under this Agreement or the breach of any of the indemnifying party's obligations under this Agreement or any of the Vendor Contracts.

17.  Non-Disclosure

The terms and conditions herein shall be treated by the Parties as strictly confidential. Accordingly, the Parties agree not to directly or indirectly disclose this Agreement or the terms and conditions herein, including but not limited to all schedules and financial terms, to any third party. The parties agree that the breach or prospective breach of this provision will cause irreparable harm for which money damages may not be adequate. The parties therefore agree that in addition to any other remedies, the non-breaching party shall be entitled to injunctive or other equitable relief to restrain the breach hereof. This provision shall not apply to:

     A. disclosures required by law (including any disclosure permitted in Section 2 without prior approval), provided such disclosure is limited to the extent required by law; or

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




     B.   disclosures to the accountants  and attorneys  retained by each Party;
          or

     C. information that is within the public domain and which each party learns of through the public domain at the time of disclosure, or was previously known to the disclosing party, or is or becomes publicly available without breach of this Agreement, or is received from a third party holding such information legally and having the legal right to disseminate it without breach of this Agreement by such disclosing party, or is disclosed by the disclosing party with the written approval of the other party.

     This paragraph 17 shall survive termination of this Agreement.

18.  Miscellaneous

     A. Waiver. The waiver by either Party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach thereof. To be effective, all waivers must be in writing and signed by the party to be charged.

     B. Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware.

     D. Severability. Any determination that any provision of this Agreement or any application thereof is invalid, illegal or unenforceable in any respect in any instance shall not affect the validity, legality and enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.

     E. Inconsistencies. If any term or provision of this Agreement relating to Covered Services is inconsistent with a term or provision of a non-insured Plan, then as to individuals entitled to receive Covered Services through said Plan, the term or provision of the Plan shall prevail.

     F. Assignment. This Agreement may be assigned, subcontracted, delegated or transferred by either Party to one of its wholly owned subsidiaries or an affiliate of such Party which is wholly owned by the parent company that wholly owns such Party, unless it results in a material adverse effect on the other Party's interest under this Agreement.

     G. Affirmative Action. Aetna USHC is an Equal Opportunity Employer which maintains an Affirmative Action Program. To the extent applicable to Contractor, Contractor shall comply with the following, as amended from time to time: Executive Order 11246, the Vietnam Era Veterans Readjustment Act of 1974, the Drug Free Workplace Act of 1988, Section 503 of the Rehabilitation Act of 1973, any similar legislation regarding transactions relating to any government contract of Company or an Affiliate, and any rules and regulations promulgated under such laws.

     H. Headings. The headings contained in this Agreement are included for purposes of convenience only, and shall not affect in any way the meaning or interpretation of any of the terms or provisions of this Agreement.

     I. Notices. Any notice required to be given pursuant to the terms and provisions hereof shall be effective only if given in writing and sent by overnight delivery service with proof of receipt, or by certified mail return receipt requested. Notices shall be sent to the following addresses (which may be changed by giving notice in conformity with this section):

          To Contractor or Magellan at:

          Magellan Health Services
          3414 Peachtree Road, N.E.
          Suite 1400
          Atlanta, GA  30319
          Attention:  General Counsel and
                      Chief Financial Officer

          and to Aetna USHC at:

          980 Jolly Road
          Blue Bell, PA 19422
          Attention:  Chief Financial Officer and
                      Chief Legal Officer


     J. Non-Exclusivity. Except as otherwise set forth in Section 7 of this Agreement, this Agreement is not exclusive, and nothing herein shall preclude either party from contracting with any other person or entity for any purpose not inconsistent with this Agreement.

     K. Entire Agreement. This Agreement (including any attached schedules) constitutes the complete and sole contract between the parties and
       supersedes  any  and  all  prior  or  contemporaneous   oral  or  written
       communications or proposals not expressly included herein.

19.  Definitions

     When used in this Agreement, all capitalized terms shall have the following meanings:

     A. Covered Services. Those Medically Necessary Services (as defined in HMO Agreement) which a Member is entitled to receive under the terms and conditions of a Plan.

     B.   Member. An individual covered by or enrolled in a Plan.

     C. Network Provider. A physician, hospital, or other individual, entity or facility involved in the delivery of health care or ancillary services (whether or not affiliated with Contractor) that meets Aetna USHC's participation criteria and agrees to accept the rates contemplated by this Agreement for Covered Services. A list of these providers as of the Effective Date shall be provided by Contractor to Aetna USHC.

     D. Participating Provider. Any physician, hospital, residential treatment facility, skilled nursing facility, or other individual or entity involved in the delivery of health care or ancillary services who or which has entered into and continues to have a current valid contract with Aetna USHC to provide Covered Services to Members, and has been credentialed by Contractor consistent with Aetna USHC's applicable credentialing policies.

     E. Plan. Any health benefit product or plan issued, administered, or serviced by Aetna USHC or one of its Affiliates, including, but not limited to, HMO, preferred provider organization, indemnity, Medicaid, Medicare and Worker's Compensation.

     F. Proprietary Information. The information developed by or belonging to Aetna USHC or any third party payor including, but not limited to, this Agreement, mailing lists, patient lists, employer lists, Aetna USHC rates  and  procedures,  product  related  information  and  structure, utilization review procedures, formats and structure and related information and documents concerning Aetna USHC's systems and operations of its Plans.